Liberator Medical Reports Net Revenues of $14.8 Million

STUART, Fla., Feb. 15, 2012 (GLOBE NEWSWIRE) -- Liberator Medical Holdings, Inc. (OTCBB:LBMH) today announced first fiscal quarter net revenues of $14.8 million, an increase of $2.6 million, or 21.1%, compared with the first fiscal quarter of 2011.

Gross profit for the first fiscal quarter, which ended December 31, 2011, increased by $1 million, or 13.0%, to $8.8 million, compared with gross profit of $7.8 million for the first fiscal quarter of 2011. Net income increased from a loss of ($202,000) for the first fiscal quarter of 2011 to a profit of $454,000, or $0.01 per share, for the first fiscal quarter of 2012. The loss for the first fiscal quarter 2011 included a non-cash charge against income of $902,000 for the change in fair value of derivative liabilities.

Liberator Results Preview:

• Net revenues of $14.8 million

• Gross profit of $8.8 million

• Net income of $454,000

• Cash on hand of $2 million as of December 31, 2011

• Current assets of $16.5 million and current liabilities of $5.4 million as of December 31, 2011

• Trailing 12 months sales of $55.3 million

Mr. Libratore, CEO, stated: "We have increased sales for fifteen consecutive quarters. Our sales growth has been and will continue to be driven by our direct response advertising campaign, primarily through television ads at remnant (discounted) rates and pay-per-click ads on the Internet. During the first quarter of fiscal year 2012, we generated positive results from our investments in technology designed to increase our productivity and increase our response time to our customers' medical supply needs. Over the next few quarters, we will implement additional phases of our technology plan that should expand our capacity to support future growth and improved productivity. We continue to execute on our business plan, which includes investing in our infrastructure and technology, maintaining a strong balance sheet, and improving cash and profitability. We will continue to strive to systematically improve efficiency and reduce cost throughout the organization and seek additional product lines, vendor relationships, and additional third party payer relationships. I am confident that we will continue to grow and improve performance."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing demand for urological, ostomy, mastectomy and diabetes patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of December 31, 2011 (unaudited) and September 30, 2011
(In thousands, except dollar per share amounts)

	December	September
	31, 2011	30, 2011
Assets
Current Assets:
Cash	$2,045	$3,016
Accounts receivable, net of allowance of $4,793 and $4,177, respectively	9,146	7,860
Inventory, net of allowance for obsolete inventory of $151 and $144, respectively	2,884	3,009
Deferred taxes, current portion	1,921	1,877
Prepaid and other current assets	513	333
Total Current Assets	16,509	16,095
Property and equipment, net of accumulated depreciation of $2,369 and $2,186, respectively	1,501	1,626
Deferred advertising	17,967	17,191
Intangible assets, net of accumulated amortization of $41 and $25, respectively	289	305
Other assets	157	163
Total Assets	$36,423	$35,380

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$4,063	$5,008
Accrued liabilities	1,244	1,119
Other current liabilities	84	103
Total Current Liabilities	5,391	6,230
Deferred tax liability	3,698	3,347
Credit line facility	2,500	1,500
Other long-term liabilities	50	48
Total Liabilities	11,639	11,125

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,177 and 48,135 shares issued, respectively; 48,088 and 48,046 shares outstanding at December 31, 2011, and September 30, 2011, respectively	48	48
Additional paid-in capital	34,579	34,504
Accumulated deficit	(9,793)	(10,247)
Treasury stock, at cost; 89 shares at December 31, 2011, and September 30, 2011	(50)	(50)
Total Stockholders' Equity	24,784	24,255
Total Liabilities and Stockholders' Equity	$36,423	$35,380

See accompanying notes to consolidated financial statements .

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2011 and 2010
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2011	2010

Sales	$14,796	$12,220

Cost of Sales	6,003	4,439

Gross Profit	8,793	7,781

Operating Expenses
Payroll, taxes and benefits	3,464	2,841
Advertising	1,968	1,901
Bad debts	1,130	892
Depreciation and amortization	199	166
General and administrative	1,253	925
Total Operating Expenses	8,014	6,725

Income from Operations	779	1,056

Other Income (Expense)
Interest expense	(12)	(31)
Change in fair value of derivative liabilities	—	(902)
Interest income	—	2
Gain on sale of assets	—	2
Total Other Income (Expense)	(12)	(929)

Income (Loss) before Income Taxes	767	127

Provision for (Benefit from) Income Taxes	313	329

Net Loss	$454	$(202)

Basic earnings (loss) per share:
Weighted average shares outstanding	48,057	47,419
Earnings (loss) per share	$0.01	$(0.00)

Diluted earnings (loss) per share:
Weighted average shares outstanding	52,321	47,419
Earnings (loss) per share	$0.01	$(0.00)

 See accompanying notes to unaudited condensed consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the three months ended December 31, 2011 and 2010
(Unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2011	2010
Cash flow from operating activities:
Net Loss	$454	$(202)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,123	2,011
Change in fair value of derivative liabilities	—	902
Equity based compensation	38	128
Provision for doubtful accounts and sales returns and adjustments	1,163	980
Non-cash interest related to convertible notes payable	—	21
Deferred income taxes	307	328
Gain on sale of assets	—	(2)
Reserve for inventory obsolescense	6	—
Changes in operating assets and liabilities:
Accounts receivable	(2,449)	(659)
Deferred advertising	(2,700)	(3,887)
Inventory	119	(383)
Other assets	(175)	(140)
Accounts payable	(945)	1,804
Accrued expenses	142	(283)
Other liabilities	(27)	(21)
Net Cash Flow Provided by (Used in) Operating Activities	(1,944)	597

Cash flow from investing activities:
Purchase of property and equipment	(40)	(75)
Proceeds from the sale of assets	—	3
Net Cash Flow Used in Investing Activities	(40)	(72)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	20	59
Proceeds from credit line facility	1,000	—
Borrowings (payments) of debt and capital lease obligations	(7)	(582)
Net Cash Flow Provided by (Used in) Financing Activities	1,013	(523)

Net increase (decrease) in cash	(971)	2

Cash at beginning of period	3,016	7,428

Cash at end of period	$2,045	$7,430

Supplemental disclosure of cash flow information:
Cash paid for interest	$12	$47

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowing	$18	$—
Common stock issued for conversion of debt	$—	$5,100

See accompanying notes to unaudited condensed consolidated financial statements.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACT:	Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact:
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.